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                                                                   EXHIBIT 99.1


                                  News Release

Media Contacts:                             Investor Contacts:
Secret F. Wherrett                          Tania C. Almond
Digex                                       Digex
240.456.3556                                240.456.3800
secret.wherrett@digex.com                   tania.almond@digex.com

Digex Announces Preliminary Fourth Quarter Cash Metrics
No Incremental Borrowings in the Period and Sequential Growth in Cash Balance

LAUREL, Md., January 15, 2003 - Digex, Incorporated (Nasdaq: DIGX), a leading provider of managed Web and application hosting services, today announced preliminary fourth quarter cash and borrowing metrics for the period ending December 31, 2002. Digex did not require any external funding in the fourth quarter. Additionally, Digex grew its available cash balance to approximately $21 million up from $16 million last quarter.

"We expect full fourth quarter results will reflect the financial benefits we have achieved from all of the work we have done over the last six months to properly align our expense levels with our recurring revenue," said George Kerns, president and CEO of Digex. "In the quarter Digex was able to cover its operating and capital expenses with no external funding. As we detailed previously, had WorldCom been in a position to pay Digex the re-seller receivables owed from periods prior to their bankruptcy filing, Digex would not have required any borrowing in the third quarter as well."

Digex plans to announce its complete results for the fourth quarter of 2002 on March 19, 2003.

Forward Looking Statements
Statements contained in this news release regarding expected financial results and other planned events are forward looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Digex's services and the ability of Digex to successfully implement its strategies, each of which may be impacted, among other things, by economic, competitive or technological conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's annual 10K filing, and are updated periodically through the filing of reports and registration statements with the Securities and Exchange Commission.

About Digex
Digex is a leading provider of managed Web and application hosting services. Digex customers, from mainstream enterprise corporations to Internet-based businesses, leverage Digex's services to deploy secure, scaleable, high performance e-Enablement, Commerce and Enterprise IT business solutions. Additional information on Digex is available at www.digex.com.

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